NEWS RELEASE

FOR IMMEDIATE RELEASE
SANDY SPRING BANCORP ELECTS DENNIS A. STARLIPER
TO ITS BOARD OF DIRECTORS

OLNEY, MARYLAND, February 25, 2010 — Sandy Spring Bancorp, Inc., (Nasdaq: SASR) today announced the election of Dennis A. Starliper to its board of directors.  Mr. Starliper formerly served as the Chief Financial Officer of Provident Bankshares Corporation, based in Baltimore, Maryland, and brings over 35 years of banking and financial experience to the board.

“We are very pleased to welcome Dennis as a director of Bancorp,” said Robert L. Orndorff, Chairman of the Board.  “His deep knowledge of the financial services industry will be a valuable resource to us, and with his extensive management and business experience, we believe he will make a significant contribution to the board.”

Mr. Starliper joined Provident Bankshares as Controller in 1985 and was promoted to Chief Financial Officer in 1999. He served in that capacity until Provident’s merger with M&T Bank in 2009.

"Dennis’ background with a larger, local financial institution is well aligned with our business strategy.  He understands our market and the business environment in which we operate.  I believe he is an excellent addition to our board,” said President and Chief Executive Officer Daniel J. Schrider.

About Sandy Spring Bancorp, Inc./Sandy Spring Bank

With $3.6 billion in assets, Sandy Spring Bancorp is the holding company for Sandy Spring Bank and its principal subsidiaries, Sandy Spring Insurance Corporation, The Equipment Leasing Company and West Financial Services, Inc.  Sandy Spring Bancorp is the largest publicly traded banking company headquartered and operating in Maryland. Sandy Spring is a community banking organization that focuses its lending and other services on businesses and consumers in the local market area. Independent and community-oriented, Sandy Spring Bank was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 43 community offices in Anne Arundel, Carroll, Frederick, Howard, Montgomery, and Prince George’s counties in Maryland, and Fairfax and Loudoun counties in Virginia. Through its subsidiaries, Sandy Spring Bank also offers a comprehensive menu of leasing, insurance and investment management services. Visit www.sandyspringbank.com to locate an ATM near you or for more information about Sandy Spring Bank.

For additional information or questions, please contact:

Daniel J. Schrider, President & Chief Executive Officer
DSchrider@sandyspringbank.com, or
Philip J. Mantua, Executive V.P. & Chief Financial Officer
PMantua@sandyspringbank.com
Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, Maryland 20832
800-399-5919
Web site: sandyspringbank.com